FOR IMMEDIATE RELEASE
McCORMICK REPORTS SECOND QUARTER RESULTS AND PROVIDES LATEST 2015 FINANCIAL OUTLOOK
SPARKS, Md., July 1, 2015 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the second quarter ended May 31, 2015 and provided the latest outlook for fiscal year 2015.

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As a result of unfavorable currency rates, sales declined 1% in the second quarter of 2015 from the year-ago period. Excluding this impact, the company grew sales 5% in constant currency with increases in both business segments.

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Operating income was $104 million in the second quarter of 2015 and included an unfavorable impact of $19 million from special charges. Excluding the impact of special charges and unfavorable currency rates, adjusted operating income in constant currency rose 7% from $122 million in the second quarter of 2014.

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Earnings per share was $0.65 in the second quarter of 2015 and included an unfavorable impact of $0.10 from special charges. Excluding the impact of special charges, adjusted earnings per share rose 17% to $0.75 from $0.64 in the second quarter of 2014, mainly due to a lower tax rate.

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For the 2015 fiscal year, the company reaffirmed its expected constant currency growth rate for sales and operating income. The projection for adjusted earnings per share was raised as a result of a lower expected tax rate for the fiscal year.

Chairman's Remarks
Alan D. Wilson, Chairman and CEO, commented, “Our second quarter results demonstrated the effectiveness of our sales and profit growth strategies and continued the momentum from the first quarter. Both our consumer and industrial segments delivered higher sales in constant currency across each region. We are driving this growth by developing innovative products, building brand equity and strengthening our customer relationships. Performance this period was particularly strong in our top emerging markets, with constant currency sales increases at a high single-digit rate in China and at a double-digit rate, in Mexico and across Eastern Europe and Russia. In developed markets, we are having success in our U.S. consumer business with our grilling campaign, further share gains in recipe mixes and increased sales of Zatarain's. Through the first half of 2015 in constant currency, we had strong consumer business sales growth in France and Australia from the year-ago period, and our Europe, Middle East and Africa region (EMEA) continues to drive sales to quick service restaurants.
"Acquisitions are another important avenue of growth for McCormick and in June, we were pleased to announce our third agreement in 2015. The addition of Stubb's, the leading U.S. brand of premium barbecue sauce will be an excellent complement to our portfolio of Grill Mates and other items that add flavor at the grill. Together with the acquisitions of Drogheria & Alimentari and Brand Aromatics, we have greater confidence in achieving the upper end of our 4% to 6% projected constant currency sales growth for 2015.
"Employees throughout the organization are making steady progress in lowering cost through our Comprehensive Continuous Improvement (CCI) program and additional streamlining actions, and we are on track to deliver at least $85 million of cost savings in 2015. Through the first half, we have recorded $47 million of special charges. Excluding these charges, our cost savings, along with our sales results and a favorable tax rate, contributed to higher adjusted earnings per share in the second quarter. We are also focused on generating significant cash flow and through the first half achieved $186 million in cash flow from operations. Based on our first half performance, strong execution and our latest 2015 outlook, we expect to deliver another year of solid financial performance for McCormick shareholders."
Second Quarter 2015 Results
While McCormick reported a 1% sales decline in the second quarter from the year-ago period, in constant currency, sales grew 5%. In constant currency, consumer business sales rose 3% due to increased volume and product mix driven by product innovation, brand marketing support and expanded distribution. The increase in sales was led by China, Eastern Europe, the U.S., Australia and France. In constant currency, industrial business sales grew 7% both from pricing actions to offset higher material costs and from higher volume and product mix. The rate of constant currency sales growth this period was highest in the EMEA region, driven by innovation, increased distribution and geographic expansion. Also, improved demand from quick service restaurants in China has continued, following weak results in the second half of 2014.
Operating income was $104 million in the second quarter and excluding special charges, adjusted operating income was $123 million compared to $122 million in the second quarter of 2014. In constant currency, adjusted operating income rose 7% from the year-ago period, with the favorable impact of sales growth and cost savings, partially offset by the unfavorable impact of higher material input costs and increased retirement benefit expense. In 2015, the company expects to record an estimated $54 million in special charges for costs associated with its North America effectiveness initiative and actions in EMEA. In the first quarter, $28 million of these special charges were recorded, with another $19 million recorded in the second quarter.
In the second quarter of 2015, the tax rate was 16%. This was below the 28% tax rate in the second quarter of 2014, due primarily to $13 million of discrete tax benefits recognized in the second quarter of 2015. Mainly due to the impact of these discrete tax benefits, the company has lowered its projected effective tax rate for fiscal year 2015 to approximately 27% from a prior estimate of 27% to 28%. This latest tax rate estimate is based on an underlying tax of approximately 29%. Including the impact of unfavorable currency, income from unconsolidated operations in the second quarter of 2015 rose 19%. This increase was primarily due to higher sales and favorable commodity costs for its joint venture in Mexico.
Earnings per share was $0.65 in the second quarter of 2015 compared to $0.64 in the year-ago period. Excluding the $0.10 impact of special charges in the second quarter of 2015, adjusted earnings per share was $0.75 compared to $0.64 adjusted earnings per share in the second quarter of 2014. This increase of $0.11 was led by a more favorable tax rate, as well as the favorable impact of higher adjusted operating income, increased income from unconsolidated operations and lower shares outstanding. Net cash provided by operating activities was $186 million compared to $182 million in the first half of 2014.
2015 Financial Outlook
The company reaffirmed its expectation to grow sales 4 to 6% in constant currency. Based on year-to-date results and prevailing exchange rates, the company continues to anticipate that currency will lower this sales growth range by 5 percentage points. In constant currency, the company reaffirmed its expectation to grow adjusted operating income 6% to 7% from adjusted operating income of $608 million in 2014. On a reported basis, operating income is expected to decline 4% to 5% from operating income of $603 million in 2014. This range includes the impact of an estimated $54 million of special charges and an estimated 3 percentage point impact from currency. The company continues to expect cost reductions of at least $85 million, that together with pricing actions, are expected to help offset higher material costs.
The company raised its outlook for earnings per share by $0.03, due to a reduction in the projected 2015 effective tax rate. As a result, the company expects to report earnings per share of $3.18 to $3.25. Excluding the estimated impact of $0.29 from special charges, guidance for adjusted earnings per share is now $3.47 to $3.54. On a constant currency basis, this is a growth rate of 7% to 9% from 2014 adjusted earnings per share of $3.37. In the third quarter of 2015, the company expects adjusted earnings per share to decline from the year-ago period as the result of the projected tax rate (estimated at 29% in the third quarter of 2015 compared to 21% in the third quarter of 2014), unfavorable currency rates and higher investment in brand marketing. Another year of strong cash flow is anticipated in 2015, with a portion returned to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Business

(in millions)	Three months ended		Six months ended
	5/31/2015	5/31/2014	5/31/2015	5/31/2014
Net sales	$599.8	$615.0	$1,220.1	$1,230.3
Operating income	65.1	85.8	137.4	180.2
Operating income, excluding special charges	80.8	85.8	172.3	180.2
Consumer business sales declined 3% when compared to the second quarter of 2014. In constant currency, the company grew sales 3%, mainly due to increased volume and product mix.

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Consumer sales in the Americas grew 1%. In constant currency, the increase was 2% with higher volume and product mix, and pricing actions taken to offset the impact of higher material costs. The higher volume and product mix this period was led by Grill Mates brand products, recipe mixes and Zatarain's items.

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Consumer sales in EMEA declined 15%, although in constant currency sales rose 4%. This increase was due to higher volume and product mix in France, Poland and Russia mainly driven by brand marketing support, product innovation and expanded distribution.

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Second quarter consumer sales in the Asia/Pacific region rose 4%. In constant currency, sales grew 7% as a result of increased volume and product mix. In both China and Australia, the company grew sales at a double-digit rate in constant currency.

Consumer business operating income, excluding special charges, was $81 million compared to $86 million in the year-ago period. In constant currency, adjusted operating income was comparable to the year-ago period, with the favorable impact of sales growth and cost savings offset by the unfavorable impact of higher material costs, increased retirement benefit expense and product mix. Also in the second quarter, the company had a modest increase in acquisition-related transaction costs.
Industrial Business

(in millions)	Three months ended		Six months ended
	5/31/2015	5/31/2014	5/31/2015	5/31/2014
Net sales	$424.3	$418.4	$814.4	$796.5
Operating income	38.7	35.9	60.1	66.1
Operating income, excluding special charges	42.0	35.9	72.6	66.1
Industrial business sales rose 1% when compared to the second quarter of 2014, and in constant currency the increase was 7%. Pricing actions taken in response to higher material costs, as well as higher volume and product mix, contributed to the increase. In addition, acquisitions added 1 percentage point of the year-on-year growth in the second quarter.

•	Industrial sales in the Americas rose 3%. In constant currency the increase was 5%, driven by higher pricing and 2 percentage points of growth from Brand Aromatics, acquired early in the second quarter. During the second quarter, strong customer demand and innovation for snack seasonings continued in both the U.S. and Latin America, although demand from quick service restaurants remained weak.

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In EMEA, industrial sales declined 1%. In constant currency the company grew sales 12%. This continues a strong increase for this region, primarily driven by product innovation, distribution gains and geographic expansion. Pricing actions to cover higher material costs added 3 percentage points of the year-on-year growth this period.

•	Industrial sales in the Asia/Pacific region declined 2%. In constant currency, sales increased 4% as a result of higher volume and product mix in both Australia and China.
Industrial business operating income, excluding special charges, was $42 million compared to $36 million in the year-ago period. In constant currency, adjusted operating income had a strong 24% increase from the year-ago period, with the favorable impact of higher sales, cost savings and favorable product mix more than offsetting the unfavorable impact of higher material costs and increased retirement benefit expense.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for the periods presented. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. In our consolidated income statement, we include a separate line item captioned “special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman and Chief Executive Officer; Chief Operating Officer and President, and President Global Consumer; Executive Vice President and Chief Financial Officer; President Global Industrial, and President, EMEA and Asia Pacific; President North America and Senior Vice President, Human Relations. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.
We believe that these non-GAAP financial measures are important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but it should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Six Months Ended
	5/31/15	5/31/14	5/31/15	5/31/14
Operating income	$103.8	$121.7	$197.5	$246.3
Impact of special charges	19.0	—	47.4	—
Adjusted operating income	$122.8	$121.7	$244.9	$246.3
% increase (decrease) versus prior period	0.9%		(0.6)%

Net income	$84.3	$84.5	$154.8	$167.0
Impact of special charges net of tax of $6.1 and $14.6 for three and six month periods, respectively	12.9	—	32.8	—
Adjusted net income	$97.2	$84.5	$187.6	$167.0
% increase versus prior period	15.0%		12.3%

Earnings per share	$0.65	$0.64	$1.20	$1.27
Impact of special charges	0.10	—	0.25	—
Adjusted earnings per share	$0.75	$0.64	$1.45	$1.27
% increase versus prior period	17.2%		14.2%
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended May 31, 2015
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer business
Americas	0.8%	(1.30)%	2.1%
EMEA	(14.80)%	(18.60)%	3.8%
Asia/Pacific	4.2%	(3.00)%	7.2%
Total consumer business	(2.50)%	(5.70)%	3.2%
Industrial business
Americas	2.6%	(2.70)%	5.3%
EMEA	(0.90)%	(12.90)%	12.0%
Asia/Pacific	(1.60)%	(5.80)%	4.2%
Total industrial business	1.4%	(5.20)%	6.6%
Total net sales	(0.90)%	(5.50)%	4.6%
Adjusted operating income
Consumer business	(5.80)%	(5.70)%	(0.10)%
Industrial business	17.1%	(6.40)%	23.5%
Total adjusted operating income	1.0%	(5.80)%	6.8%

	Six Months Ended May 31, 2015
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer business
Americas	2.2%	(1.20)%	3.4%
EMEA	(12.20)%	(15.30)%	3.1%
Asia/Pacific	5.9%	(2.70)%	8.6%
Total consumer business	(0.80)%	(4.90)%	4.1%
Industrial business
Americas	2.7%	(2.30)%	5.0%
EMEA	(0.20)%	(10.60)%	10.4%
Asia/Pacific	3.8%	(5.30)%	9.1%
Total industrial business	2.3%	(4.40)%	6.7%
Total net sales	0.4%	(4.70)%	5.1%
Adjusted operating income
Consumer business	(4.30)%	(4.10)%	(0.20)%
Industrial business	9.8%	(5.20)%	15.0%
Total adjusted operating income	(0.60)%	(4.50)%	3.9%

To present "constant currency" information for the fiscal year 2015 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2015 and are compared to the 2014 results, translated into U.S. dollars using the same 2015 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2014. To estimate the percentage change in adjusted earnings per share on a constant currency basis, a similar calculation is performed to arrive at adjusted net income (however, no adjustment is made for the company's share of income in unconsolidated operations that are denominated in currencies other than the U.S. dollar) divided by historical shares outstanding for fiscal year 2014 or projected shares outstanding for fiscal year 2015, as appropriate.
Fiscal year 2014 actual results and 2015 projection

(in millions except per share data)	Twelve Months Ended
	2015 Projection	11/30/14
Operating income		$603.0
Special charges		5.2
Adjusted operating income		$608.2

Earnings per share	$3.18 to $3.25	$3.34
Impact of special charges	0.29	0.03
Adjusted earnings per share	$3.47 to $3.54	$3.37

Percentage change in adjusted earnings per share	3% to 5%
Impact of foreign currency exchange rates	(4)%
Percentage change in adjusted earnings per share on constant currency basis	7% to 9%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 7:30 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's ability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; impact of climate change on raw materials; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.2 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry - retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.
For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Six months ended
	May 31, 2015	May 31, 2014	May 31, 2015	May 31, 2014
Net sales	$1,024.1	$1,033.4	$2,034.5	$2,026.8
Cost of goods sold	620.1	620.9	1,240.8	1,222.8
Gross profit	404.0	412.5	793.7	804.0
Gross profit margin	39.4%	39.9%	39.0%	39.7%
Selling, general and administrative expense	281.2	290.8	548.8	557.7
Special charges	19.0	—	47.4	—
Operating income	103.8	121.7	197.5	246.3
Interest expense	13.0	12.5	25.9	24.9
Other income, net	0.6	0.3	0.4	0.5
Income from consolidated operations before income taxes	91.4	109.5	172.0	221.9
Income taxes	14.5	31.2	34.5	66.2
Net income from consolidated operations	76.9	78.3	137.5	155.7
Income from unconsolidated operations	7.4	6.2	17.3	11.3
Net income	$84.3	$84.5	$154.8	$167.0

Earnings per share - basic	$0.66	$0.65	$1.21	$1.28

Earnings per share - diluted	$0.65	$0.64	$1.20	$1.27

Average shares outstanding - basic	127.9	130.2	128.1	130.6
Average shares outstanding - diluted	129.0	131.2	129.2	131.7

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	May 31, 2015	May 31, 2014
Assets
Cash and cash equivalents	$89.5	$81.4
Trade accounts receivable, net	390.6	417.1
Inventories	738.5	687.3
Prepaid expenses and other current assets	140.3	138.9
Total current assets	1,358.9	1,324.7
Property, plant and equipment, net	590.1	575.0
Goodwill	1,719.8	1,798.6
Intangible assets, net	364.6	340.4
Investments and other assets	345.0	370.6
Total assets	$4,378.4	$4,409.3

Liabilities
Short-term borrowings and current portion of long-term debt	$622.6	$308.4
Trade accounts payable	337.8	335.8
Other accrued liabilities	378.4	358.6
Total current liabilities	1,338.8	1,002.8
Long-term debt	807.9	1,016.8
Other long-term liabilities	496.4	409.8
Total liabilities	2,643.1	2,429.4
Shareholders’ equity
Common stock	1,019.6	984.1
Retained earnings	1,020.4	969.3
Accumulated other comprehensive (loss) income	(324.7)	8.8
Non-controlling interests	20.0	17.7
Total shareholders’ equity	1,735.3	1,979.9
Total liabilities and shareholders’ equity	$4,378.4	$4,409.3

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Six Months Ended
	May 31, 2015	May 31, 2014
Operating activities
Net income	$154.8	$167.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52.5	53.5
Stock based compensation	13.9	12.1
Income from unconsolidated operations	(17.3)	(11.3)
Changes in operating assets and liabilities	(35.2)	(51.6)
Dividends from unconsolidated affiliates	17.2	12.4
Net cash flow provided by operating activities	185.9	182.1

Investing activities
Acquisition of businesses (net of cash acquired)	(111.5)	—
Capital expenditures	(42.7)	(47.4)
Proceeds from sale of property, plant and equipment	0.1	0.7
Net cash flow used in investing activities	(154.1)	(46.7)

Financing activities
Short-term borrowings, net	148.2	94.3
Long-term debt repayments	(0.3)	(1.2)
Proceeds from exercised stock options	14.2	16.1
Common stock acquired by purchase	(69.9)	(126.3)
Dividends paid	(102.5)	(96.7)
Net cash flow used in financing activities	(10.3)	(113.8)

Effect of exchange rate changes on cash and cash equivalents	(9.3)	(3.2)
Increase in cash and cash equivalents	12.2	18.4
Cash and cash equivalents at beginning of period	77.3	63.0

Cash and cash equivalents at end of period	$89.5	$81.4